Exhibit 14

Amended Section of
Code of Business Conduct and Ethics

CONFLICTS OF INTEREST

General Guidance.  Business decisions and actions must be based on the best interests of the Company and its stockholders, and must not be motivated by personal considerations or relationships. Relationships with prospective or existing suppliers, contractors, customers, competitors or regulators must not affect the independent and sound judgment of directors, officers and employees on behalf of the Company.  It is the responsibility of each director, officer and employee to (1) report to the Governance Counsel all outside participation in any outside business relationship which might involve a conflict of interest and (2) accurately and timely complete the Company’s “Annual Questionnaire Concerning Potential Conflicts of Interest,” if applicable.

Outside Employment.  Any outside activity must be strictly separated from Company employment and should not harm job performance at the Company.  Employees may not work for or receive payments for services from any competitor, customer, distributor or supplier of the Company without approval of management.  The preceding restriction shall not apply to employees who work for or receive payments for services from any competitor, customer, distributor or supplier that only receives tariffed electric services from the Company.

Board Memberships.  Serving on the Board of Directors or a similar body for an outside company, government agency or non-profit or community organizations requires notice to the Chief Executive Officer.

Family Members and Close Personal Relationships.  No person may use personal influence to get the Company to do business with a company in which such person’s family members or friends have an interest.

Investments. Company directors, officers and employees may not allow their investments to influence, or appear to influence, their independent judgment on behalf of Company.  The appearance of a conflict of interest is most likely to arise if a person has an investment in a competitor, supplier, customer or distributor and his decisions may have a business impact on this outside party. If there is any doubt about how an investment might be perceived, it should be discussed with management and the Governance Counsel.

Company directors, officers and employees are also prohibited from directly or indirectly buying, or otherwise acquiring rights to, any property or materials, when such persons are aware that the Company may be interested in pursuing such an opportunity and the information is not public.

Personal Benefits.  In order to safeguard integrity and reflect the highest ethical standards, this provision governing personal benefits applies to the Company’s directors, officers and employees or their immediate family members (spouse, father, son, daughter, brother, sister, any of the step or in-law relations, whether established by blood or marriage, or anyone otherwise living in the same household of any of the preceding family members).

Loans, Cash and Securities.  Loans, cash, securities or their equivalent may not be accepted or requested from any existing or potential supplier, vendor, contractor, customer, competitor, regulator, or others that do business or are trying to do business with the Company except as on the same terms as offered to the general public.

Gifts, Favors, Benefits and Discounts.  Accepting gifts, favors, benefits and/or discounts are neither encouraged nor a prerequisite to doing business with the Company.  The value of gifts, favors, benefits and discounts may be difficult to ascertain.  Gifts may be accepted if the gift has a value of $100.00 or less.  No gift, favor, benefit or discount, regardless of value, should be accepted if it could, or if it gives the appearance that it could, improperly influence our business relationship with or create an obligation to an existing or potential supplier, vendor, contractor, customer, competitor, regulator, or others that do business or are trying to do business with the Company; violate the law, our Regulations or this Code of Business Conduct and Ethics; or otherwise cause potential embarrassment to the Company.  Gifts, favors or benefits and discounts should only be accepted when consistent with customary business practices.

Meals and Entertainment.  There are times when the receipt of a meal or entertainment is acceptable and helpful to conducting business.  However, such meals and entertainment are neither encouraged nor used as a prerequisite to doing business with the Company and may be accepted in accordance with the following guidelines only when consistent with customary business practices:

A.                                   The cost or value must be reasonable and not lavish.  While it is difficult to determine what is “reasonable” versus “lavish” by means of a specific dollar amount, each director, officer and employee should use sound judgment to determine what is appropriate, considering the circumstances and their position with the Company.

B.            The meal or entertainment occurs infrequently.

Reporting.  Quarterly each director, officer and employee shall provide a report to General Counsel on any (1) gifts, meals or entertainment accepted from an existing or potential supplier, vendor, contractor, customer, competitor, regulator, or others that do business or are trying to do business with the Company where the estimated value of any gifts, meals and entertainment in the aggregate exceeds $300.00 for the quarter and (2) favors, benefits or discounts accepted from or through an existing or potential supplier, vendor, contractor, customer, competitor, regulator, or others that do business or are trying to do business with the Company.  Disclosure is not required for favors, benefits or discounts extended to all Company directors, officers and employees.